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                                                           EXHIBIT 23.1




                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of The Perkin-Elmer Corporation of our report dated December 28, 1994, except for
Note 13, as to which the date is August 11, 1995, appearing on page F-3 of PerSeptive Biosystem's Annual Report on Form 10-K for the year ended September 30, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears on page S-2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP


PRICE WATERHOUSE LLP

Boston, Massachusetts
October 24, 1997